UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 20, 2019

Healthcare Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-39153	38-3888962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 Fifth Avenue, 30th Floor New York, New York 10019
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share	HTIA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Refinanced Mortgage Loan

On December 20, 2019, Healthcare Trust, Inc. (the “Company”), through certain subsidiaries of its operating partnership, Healthcare Trust Operating Partnership, L.P. (the “OP”), entered into an amendment and restatement (the “Amended Loan Agreement”) of the loan agreement dated as of June 30, 2017 among the OP’s subsidiaries and Capital One, National Association (“Capital One”), as administrative agent and lender, and certain other lenders party thereto. Pursuant to the Amended Loan Agreement:

●	the principal amount outstanding increased from approximately $242.0 million to $378.5 million;

●	the number of properties mortgaged as collateral for the loan increased from 31 properties (all medical office buildings) to 41 properties (29 medical office buildings that continued to serve as collateral for the loan as well as an additional ten medical office buildings and two triple net leased hospitals);

●	the interest rate changed from LIBOR plus 2.50% per annum, which had been fixed by swap at 4.44%, to LIBOR plus 2.00% per annum, which is fixed by swap at 3.66%; and

●	the maturity date was extended from June 30, 2022 to December 20, 2026.

The loan is interest-only with the principal balance due at maturity. The Amended Loan Agreement also contains terms governing the establishment of a replacement index to serve as an alternative to LIBOR, if necessary.

At the closing under the Amended Loan Agreement, after payment of closing costs and swap termination fees, the Company received $127.7 million in net refinancing proceeds in excess of the approximately $242.0 million principal amount outstanding prior to the closing. Of these excess proceeds, $63.5 million were used to repay amounts outstanding under the Company’s existing revolving credit facility (the “Revolving Credit Facility”) in order to obtain a release of 12 of the mortgaged properties from the borrowing base thereunder, and approximately $61.5 million of the remaining proceeds were used to repay additional amounts outstanding under the Revolving Credit Facility. Following these transactions, $250.6 million was outstanding under the Revolving Credit Facility and the amount available for future borrowing thereunder was $82.1 million. Availability of borrowings is based on a pool of eligible otherwise unencumbered real estate assets comprising the borrowing base under the Revolving Credit Facility. Amounts available for future borrowing under the Revolving Credit Facility may be reborrowed and the proceeds may be used for, among other purposes, the purchase of additional properties.

Pursuant to the Amended Loan Agreement, the loan may be prepaid at any time, in whole or in part, subject to certain conditions and limitations, including payment of a prepayment premium of (i) 3.0% for prepayments made prior to December 31, 2020, (ii) 2.0% for prepayments made between January 1, 2021 and December 31, 2021, and (iii) 1.0% for prepayments made between January 1, 2022 and December 31, 2022. Thereafter, no prepayment premium is required.

In addition, mortgaged properties may be released or replaced subject to certain conditions and limitations, including prepayment of not more than 110% of the principal amount allocated to the property together with any applicable prepayment premium and maintenance, giving effect to the release or replacement, of a minimum of either 25 mortgaged properties or $283.9 million principal amount outstanding, a minimum debt yield and a minimum debt service coverage ratio.

In connection with the Amended Loan Agreement, the OP entered into an amended and restated guaranty of recourse obligations (the “Guaranty”) and an amended and restated hazardous materials indemnity agreement (the “Environmental Indemnity”) for the benefit of Capital One as administrative agent for the lenders on substantially identical terms to the guaranty and environmental indemnity entered into in connection with the original loan agreement entered into in June 2017.

Capital One or one of its affiliates is also a lender under other loans to the Company and a counterparty with respect to certain of the Company’s derivative contracts.

The descriptions in this Current Report on Form 8-K of the Amended Loan Agreement, the Guaranty and the Environmental Indemnity are summaries and are qualified in their entirety by the terms of the Amended Loan Agreement, the Guaranty and the Environmental Indemnity. Copies of the Amended Loan Agreement, the Guaranty and the Environmental Indemnity are attached as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Amended and Restated Loan Agreement, dated as of December 20, 2019, by and among the borrower entities party thereto, Capital One, National Association and the other lenders party thereto.
10.2	Amended and Restated Guaranty of Recourse Obligations, dated as of December 20, 2019, by Healthcare Trust Operating Partnership, L.P. in favor of Capital One, National Association.
10.3	Amended and Restated Hazardous Materials Indemnity Agreement, dated as of December 20, 2019, by Healthcare Trust Operating Partnership, L.P. and the borrower entities party thereto, for the benefit of Capital One, National Association.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE TRUST, INC.

Date: December 27, 2019	By:	/s/ Katie P. Kurtz
Katie P. Kurtz Chief Financial Officer, Secretary and Treasurer